Exhibit 99.2
National American University Holdings, Inc. Declares Second Quarter 2012 Dividend of $0.0325 Per Share
Rapid City, South Dakota, November 4, 2011 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that on October 31, 2011, the Company’s Board of Directors declared a cash dividend in the amount of $0.0325 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on December 31, 2011, to be paid on or about January 6, 2012. This represents an increase from the previous quarterly period, in which the Company paid a dividend of $0.03. The Company operates on a May 31st fiscal year.
About National American University Holdings, Inc.
National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering Associate, Bachelor’s, and Master’s degree programs in health care and business-related disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provides students increased flexibility to take courses at times and places convenient to their busy lifestyles.
Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Adam Prior	Carolyne Yu
212-836-9606	212-836-9610
aprior@equityny.com	cyu@equityny.com